UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 28, 2020, Standard General sent the following letter to the Company.

April 28, 2020

via email to:

Akin Harrison, Corporate Secretary

aharrison@tegna.com

Howard Elias, Chairman

TEGNA Inc.

8350 Broad Street, Suite 2000

Tysons, Virginia 22102

Dear Mr. Elias:

Yesterday, it came to my attention that Tusk Strategies (“Tusk”), an advisory firm that according to their own website, “are the people you hire if you have a lot at stake and winning is absolutely essential,” has been aggressively circulating false and libelous statements to media outlets about Standard General L.P. (“Standard General”) and me. Tusk almost certainly did so on behalf of a client.

In particular, one of Tusk’s Vice Presidents, Baxter Townsend, sent a libelous email to media outlets (including Reuters and others) last Friday and followed up with multiple calls encouraging those outlets to publish a false story with the headline, “Tegna Shareholders File Lawsuit Accusing Standard General and Chair Soohyung Kim of Insider Trading.” The email sought to have prominent journalists publish the false and libelous claim that Standard General and I have been accused of a crime; the lawsuit to which the email referred is a frivolous Section 16 claim. At least one publication fell for the gambit.

Friday was less than one week before the TEGNA annual shareholders meeting. Tusk Strategies is an advisory firm that “compan[ies] under attack by an activist investor” hire when they want “to fight back.” Tusk Strategies’ publicly disclosed client list includes various activism defense clients known to also be clients of Wachtell, Lipton, Rosen & Katz, TEGNA’s lawyers.

A claim of insider trading is devastating for an SEC-registered investment firm and its managing partner. We are in the business of managing money for third parties. Today, we are suing Tusk Strategies and Ms. Townsend for defamation and violations of the federal securities laws in the United States District Court for the Southern District of New York. We intend to pursue Tusk Strategies and Ms. Townsend to the fullest extent of the law for their false allegations, will determine the identity of the party or parties on whose behalf Tusk disseminated this libel, and we will similarly pursue those parties to the fullest extent of the law.

Clearly, there are strong, good faith differences of opinion and business judgment between Standard General and the TEGNA Board. Each side has leveled many criticisms at the other during our proxy fight. Until now, no one suggested that either side had committed a crime. I am particularly dismayed that TEGNA – a media and news organization that supposedly prides itself on accuracy and integrity – may have had a role in the dissemination of knowingly false and malicious and defamatory claims to journalists.

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We call upon the Board of Directors of TEGNA to immediately disclose whether TEGNA has directly or indirectly engaged Tusk or has been involved, through its management, advisors or counsel, in authorizing Tusk’s actions.

If any director or employee of TEGNA was involved in the publication of this libel, we expect that individual to be removed immediately.

Sincerely,

Soo Kim

Founding Partner

Standard General L.P.

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From: XXXXXXXXXXXX <XXXXX@tuskstrategies.com>
Sent: Friday, April 24, 2020 3:31 PM
To: XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Subject: Tegna Shareholders File Lawsuit Accusing Standard General and Chair Soohyung Kim of Insider Trading

Hello XXX,

I wanted to let you know about a recent lawsuit filed against Standard General and its Chair Soohyung Kim alleging insider trading in connection with Kim’s current proxy fight with Tegna.

The lawsuit alleges that in August and September 2019, Kim’s hedge fund Standard General purchased stock and derivatives in Tegna giving Kim 10% of the voting rights of the company in stock and equity derivatives. In January 2020, Kim announced his intent to replace 4 members of the Tegna board of directors with members of his own choosing.

While Kim and Standard General held 10% of the equity of Tegna as of the record date to vote the stock in the proxy contest, Standard General has begun to actively sell 5 million shares of Tegna stock (about 25% of its holdings). Faced with public scrutiny of his stock sales, Kim then immediately bought back the shares. These stock purchases, and related derivative ownership, subjected Kim and Standard General to SEC jurisdiction as a control person of Tegna, which meant that they could not make swing trades in the company.

Yet in March and April 2020, while the proxy battle has been raging, Standard General has profited from its sales of Tegna stock to the tune of nearly $800,000. As a result of these profits earned as a result of its control interest in Tegna stock, Kim and Standard General were sued this month by other Tegna shareholders to disgorge their profits.

Here's a link to the filing https://www.docdroid.net/oDadnpe/donna-ann-gabriele-chechele-v-standard-general-lp-pdf

Happy to send more info if you’d like.

Best,

XXXXXX

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Radio Business Report – Standard General Head Soohyung Kim Accused Of Insider Trading

By Adam Jacobson

April 27, 2020

On Thursday morning at 8am Eastern, a pivotal annual shareholders meeting will begin in a virtual format for broadcast TV station owner TEGNA.

The meeting will see shareholders make a choice between a gold proxy card, a vote of confidence for TEGNA’s board of directors, or a white proxy card, which would give an affirmative nod to four nominees offered by major shareholder Standard General — Colleen Brown, Ellen McClain Haime, Deb McDermott and Soohyung Kim.

The pre-election tit-for-tat between TEGNA and Standard General has reached a fever pitch, with each group attempting to use the trade press to curry favor among shareholders. Now, Soo Kim has been used for alleged insider trading of TEGNA stock — another wrinkle in an escalating battle for the company formerly known as Gannett.

On April 22, Donna Ann Gabrielle Chechele, through attorney James Hunter of Hunter & Kmiec, sued Kim and Standard General in a New York federal district court in what is formally called a “complaint for recovery of short-swing profit” under 15 U.S.C. § 78p(b).

In the lawsuit, Chechele alleges that in August and September 2019, Standard General purchased stock and derivatives in TEGNA that gave him 10% of the voting rights of the company, in stock and equity derivatives.

Then, in January 2020, Kim announced his intent to replace four members of the TEGNA board of directors with members of his own choosing.

This has been established as fact. So, what is Chechele’s suit based on?

According to Chechele’s attorney, while Kim and Standard General held 10% of the equity of TEGNA as of the record date to vote the stock in the proxy contest, Standard General had started to “actively sell” 5 million shares of TEGNA stock, or about 25% of its holdings.

“Faced with public scrutiny of his stock sales, Kim then immediately bought back the shares,” Hunter claims.

These stock purchases, and related derivative ownership, in Hunter’s view, subjected Kim and Standard General to SEC jurisdiction as a control person of TEGNA. Thus, he argues, they could not make “swing trades” in the company.

That’s exactly what Hunter says occurred. In March and April 2020, with the proxy battle erupting between Standard General and TEGNA, Soo Kim’s group profited from its sales of TEGNA stock “to the tune of nearly $800,000.”

Some TEGNA shareholders, including Chechele, fought back, assailing Kim and Standard General for attempting “to disgorge their profits.”

The lawsuit filed on behalf of Chechele can be viewed here.

The sale of TEGNA shares was acknowledged April 1 by TEGNA. In a short but blunt statement, the Tysons, Va.-based owner of such stations as KGW-8 in Portland, Ore., and WUSA-9 in Washington, D.C., took aim at a Schedule 13D amendment filed with the SEC by Standard General. It called the filing “troubling” for all TEGNA shareholders. Why? “Just one day after describing itself in a letter to shareholders as ‘the largest active shareholder of TEGNA’ with a 9.7% ownership position, Standard General … disclosed that it sold approximately 25% of its shares shortly after the record date and instead took derivative positions.” This reduced its stock ownership position.

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Even so, TEGNA acknowledged that Standard General was able to retain its ability to vote all of the shares it held prior to those sales at the annual shareholders’ meeting.

Meanwhile, Chechele isn’t simply a concerned TEGNA shareholder.

Chechele in January 2016 sued Bluebird Bio, but voluntarily dismissed the lawsuit one month later; it was a “short-swing” trading allegation.

In September 2012, Chechele was a plaintiff in a lawsuit against Morgan Stanley that also sought to recover “short-swing profits.”

Three other cases filed in the early 2010s saw Chechele as a plaintiff.

Asked for comment, a Standard General spokesperson told RBR+TVBR, “All of our trading has been fully transparent and on-the-record, as well as in full compliance with all applicable laws. This is simply another attempt by TEGNA to distract from the fact that we have expanded our ownership.”

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On April 28, 2020, Standard General also sent the following letter to certain shareholders of the Company attaching the letter to the Company that is set forth above:

Subject:  TEGNA Annual Meeting – New Development

Dear Investor:

Today, Standard General is suing Tusk Strategies – a company that refers to itself as a “fixer” – for defamation and attempting to get media outlets to publish false statements about Standard General and Soo Kim in the days leading up to Thursday’s TEGNA Annual Meeting.

Tusk Strategies, which “takes on activist investors” and touts itself as an advisory shop to hire when “winning is absolutely essential,” attempted to plant stories that Standard General had been accused of insider trading. Every investment manager can appreciate the gravity of such a false claim. Tusk succeeded in getting the defamatory story published yesterday.

Standard General has sent a letter to TEGNA’s Board of Directors this morning asking if TEGNA was involved, directly or indirectly, in hiring Tusk Strategies. Standard General believes it is unconscionable for a public company, especially one in the business of producing unbiased, trustworthy news, to falsely accuse its shareholders of crimes as a proxy fight strategy. Standard General believes all shareholders should agree that such conduct goes way too far.

I have attached a copy of the letter we sent to TEGNA’s Board of Directors this morning.

Standard General would be pleased to discuss these matters with you. Please let me know if you would like us to schedule a call.

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General's extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership.

Media Contact

media@standgen.com

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Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.

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